Exhibit 10.14

OPUS 5949 LLC

5949 Sherry Lane, Suite 1900

Dallas, Texas 75225

April 6, 2005

TieTek, LLC	TELECOPIED and
c/o Mr. Ken Scott	E-MAILED
North American Technologies Group, Inc.
14315 West Hardy Road
Houston, Texas 77060

John R. Boyer, Jr., Esq.	TELECOPIED and
Boyer & Ketchand, PC	E-MAILED
Nine Greenway Plaza, Suite 3100
Houston, TX 77046-0904

Re:                               Loan in the principal amount of $14 million to TieTek, LLC (the “Borrower”) from Opus 5949 LLC, f/k/a Tie Investors, LLC (the “Lender”)

Dear Ken and John:

It is our understanding that the directors of the Borrower and its ultimate parent company, North American Technologies Group, Inc. (“NATK”), wish to engage in discussions with us with respect to a restructuring of the above-referenced loan. The Lender has discussed this internally and is inclined to help.

Without waiving or limiting the exercise of all or any of the Lender’s rights and remedies under our loan documentation or applicable law, the Lender is willing to consider restructuring or refinancing alternatives, consistent with item no. 2 below, subject to the Lender and Borrower entering into an appropriate interim forbearance agreement, which terms would include the following:

1.                                            The Borrower agrees and acknowledges the status and amount of the indebtedness;

2.                                            The Borrower agrees to develop a restructuring or refinancing plan, subject to the written consent of the Lender, to seek a refinancing or restructuring of the Loan, additional financing, or whatever else is prudent to enable all of the Borrower’s debts to be paid;

3.                                            The Borrower agrees to select competent special counsel and an investment banker, the latter being subject to the written consent of the Lender, to seek the additional financing, refinancing or restructuring you need;

4.                                       The Borrower agrees to provide the Lender with specific performance reports or measurements reasonably requested by Lender, complete financial plans and budgets on a periodic basis and agrees that the Lender may have reasonable access to the Borrower’s books, records and facilities to confirm the same;

5.                                  The Borrower (together with NATK and TieTek Technologies, Inc.), on behalf of the foregoing parties and their respective affiliates, subsidiaries, officers, directors, members, partners, employees, representatives and agents to the extent the Borrower, NATK, or TieTek Technologies, Inc., or their respective subsidiaries, are the owners of any such claims against the Lender Group, as defined below (collectively, the “Borrower Group”) agrees and covenants to provide to the Lender complete releases and covenants not to sue in favor of the Lender and their respective affiliates, officers, directors, members, partners, employees, representatives and agents (collectively, the “Lender Group”); and

6.                                       The Borrower agrees to such other terms and conditions as are normally required by an asset-based lender under a forbearance agreement, including the payment of fees.

It is our suggestion that our respective counsel should collaboratively prepare a mutually acceptable forbearance agreement while you’re preparing and we’re reviewing your financial plan, budgets and plans for such restructuring, refinancing, or additional financing.

Given the tight time frames noted above, if you approve these major terms as evidenced by your signature below and return this signed letter agreement to us by April 8, 2005, at 9:30 a.m. (CST), the Lender agrees to extend for 30 days the due date for the principal and interest payments due under the Loan on April 1, 2005, and waive any and all defaults under the Loan Agreement by reason of nonpayment of such amount on April 1, 2005, to enable you to develop your plan and allow time for our respective counsel to prepare a mutually acceptable forbearance agreement; provided, however, that such extension, waiver, and forbearance shall not be effective and shall not continue if the Borrower’s financial situation should be materially different than represented to the Lender to this date or if the Borrower should fail to continue to cooperate with the Lender in the process described above.

Very truly yours,
/s/Joe A. Ethridge

cc:                                 General Goh Henry

 Sullivan Robert M.Hoyt

Agreed and accepted this 8th  day of April 2005. TIETEK, LLC

/s/ Henry W. Sullivan

By: Henry W. Sullivan
Its: President